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                                                Filed Pursuant to Rule 424(B)(3)
                                          Registration Statementy No. 333-121263

                PRICING SUPPLEMENT NO. 1650 DATED 13 OCTOBER 2006

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$14,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
                      UNDER THE A$15,000,000,000 GLOBAL A$
                  BOND FACILITY ISSUED ON A CONSOLIDATED BASIS
                       WITH THE GLOBAL A$ BONDS DUE 2009,
  CURRENTLY TOTALING A$3,166,966,000.00 (A$2,168,628,000.00INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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1.   (i)   Issuer:                             Queensland Treasury Corporation

     (ii)  Guarantor:                          The Treasurer on behalf of the
                                               Government of Queensland

2.         Benchmark line:                     2009
                                               (to be consolidated and form a
                                               single series with QTC 6% Global
                                               A$ Bonds due 14 July, 2009 , ISIN
                                               US748305BB44)

3.         Specific Currency or                AUD ("A$")
           Currencies:

4.   (i)   Issue price:                        101.305%

     (ii)  Dealers' fees and                   No fee or commission is payable
           commissions paid by                 in respect of the issue of the
           Issuer:                             bond(s) described in this
                                               Pricing Supplement. Instead, QTC
                                               pays fees and commissions in
                                               accordance with the procedure
                                               described in the QTC Offshore
                                               and Onshore
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                                               Fixed Interest Distribution
                                               Group Operational Guidelines.

5.         Specified Denominations:            A$1,000

6.   (i)   Issue Date:                         18 October 2006

     (ii)  Record Date:                        6 January/6 July.  Security will
                                               be ex-interest on and
                                               from 7 January/7 July.

     (iii) Interest Payment Dates:             14 January/14 July

7.         Maturity Date:                      14 July 2009

8.         Interest Basis:                     6 per cent Fixed Rate

9.         Redemption/Payment Basis:           Redemption at par

10.        Change of Interest Basis or         Not Applicable
           Redemption/Payment
           Basis:

11.  (i)   Status of the Bonds:                Senior and rank pari passu with
                                               other senior, unsecured debt
                                               obligations of QTC

     (ii)  Status of the Guarantee:            Senior and ranks pari passu with
                                               all its other unsecured
                                               obligations

12.        Method of distribution:             Non-syndicated

                  PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions
           Applicable

     (i)   Rate(s) of Interest:                6 percent per annum payable
                                               semi-annually in arrears

     (ii)  Interest Payment Date(s):           14 January and 14 July in each
                                               year up to and including
                                               the Maturity Date

     (iii) Fixed Coupon Amount(s):             A$30 per A$1,000 in nominal
                                               amount

     (iv)  Determination Date(s):              Not Applicable

     (v)   Other terms relating to the         None
           method of calculating interest
           for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION
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14.        Final Redemption Amount:            A$1,000 per bond of A$1,000
                                               Specified Denomination

15.        Early Redemption                    Not Applicable
           Amount(s) payable on
           redemption for taxation
           reasons or on event of
           default and/or the method
           of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                      Permanent Global Note not
                                               exchangeable  for Definitive
                                               Bonds

17.        Additional Financial                Not Applicable
           Centre(s) or other special
           provisions relating to
           Payment Dates:

18.        Talons for future Coupons           No
           or Receipts to be attached
           to Definitive Bonds (and
           dates on which such Talons
           mature):

19.        Other terms or special              Not Applicable
           conditions:

                                  DISTRIBUTION

20.  (i)   If syndicated, names and            Not Applicable
           addresses of Managers and
           underwriting commitments:

     (ii)  Date of Dealer Agreement:           13 October 2006 (the "Trade
                                               Date")

     (iii) Stabilizing Manager(s) (if          Not Applicable
           any):

21.        If non-syndicated, name             Macquarie Bank Ltd
           and address of relevant             No.1 Martin Place
           Dealer:                             Sydney NSW 2000

22.        Whether TEFRA D or                  TEFRA Not Applicable
           TEFRA C rules applicable or
           TEFRA rules not applicable:

23.        Additional selling                  Not Applicable
           restrictions:
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LISTING APPLICATION

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This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:

By:
        Duly authorized

                           PART B - OTHER INFORMATION
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1.   LISTING

(i)  Listing:                         Bourse de Luxembourg.

(ii) Admission to trading:            Application has been made for the bonds
                                      to be admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.   RATINGS

     Ratings:                         The bonds to be issued have been rated:

                                      S&P:       AAA
                                      Moody's:   Aaa

                                      An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                      Obligations rated Aaa by Moody's are
                                      judged to be of the highest quality with minimal credit risk.

                                      A credit rating is not a recommendation
                                      to buy, sell or hold securities and may
                                      be revised or withdrawn by the rating
                                      agency at any time. Each rating should
                                      be evaluated independently of any other
                                      rating.
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3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

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(i)   Reasons for the Offer:            See "Use of Proceeds" section in
                                        the prospectus supplement.


(ii)  Estimated net proceeds:           Not Applicable.

(iii) Estimated total expenses:         Not Applicable.

5.    YIELD

      Indication of yield:              6.10%

                                        Calculated as 7 basis points less than
                                        the yield on the equivalent A$ Domestic
                                        Bond issued by the Issuer under its
                                        Domestic A$ Bond Facility on the Trade
                                        Date.

                                        The yield is calculated on the Trade
                                        Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                        US748305BB44

(ii)  Common Code:                      008568618

(iii) CUSIP Code:                       748305BB4

(iv)  Any clearing system(s) other      Not Applicable
      than Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):

(v)   Delivery:                         Delivery free of payment

(vi)  Names and addresses of            Not Applicable
      additional Paying Agent(s)
      (if any):
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